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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                               OnSite Access, Inc.

               Pursuant to 'SS' 102 of the General Corporation Law

                            of the State of Delaware

            The undersigned, in order to form a corporation pursuant to Section 102 of the General Corporation Law of Delaware, does hereby certify:

            FIRST: The name of the Corporation is OnSite Access, Inc.

            SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

            FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 156,330,745 shares divided into two classes of which 81,330,745 shares of par value $.001 per share shall be designated Preferred stock, and 75,000,000 shares of par value $.001 per share shall be designated Common Stock.









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            A. Preferred Stock

                 1. Issuance. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations, or restrictions thereof, subject to the terms of any Preferred Stock then outstanding.

            B. Common Stock

                 1. Dividends. Subject to the preferential rights, if any, of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

                 2. Voting Rights. At every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation and shall vote on all matters submitted to a vote of the Common Stock together as a single class with every holder of a series of Preferred Stock which by its terms expressly provides that it shall vote with the Common Stock, which holders shall have the voting rights therein provided.

                 3. Liquidation, Dissolution, or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

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            FIFTH: The number of directors constituting the Board of Directors shall be fixed at seven (7) of which six (6) shall be elected by holders of the Series C Convertible Redeemable Preferred Stock voting together as a single class so long as any shares remain outstanding and the remaining directors shall be elected by the Holders having the right to vote on matters submitted to the Holders of outstanding shares of the Common Stock. Election of directors need not be by written ballot, unless the by-laws of the Corporation shall so provide. Any director who is elected to the Board of Directors may be removed with or without cause from the Board of Directors only upon request of the holders who elected such director by a vote of at least the number of shares required to elect such director. In the event that a director so elected resigns, is removed from, or otherwise ceases to serve on, the Board of Directors of the Corporation, for whatever reason, the vacancy shall be filled, in accordance with applicable law, with an individual elected by the holders who initially had the power to elect such director, as described above.

            SIXTH: The name and mailing address of the Incorporator is as follows:

            Name                        Mailing Address
            ----                        ---------------
            Albrika R. Stokes           Fried, Frank Harris, Shriver & Jacobson
                                        One New York Plaza 26th Floor-
                                        New York, NY 10004


            SEVENTH: The Board of Directors is expressly authorized to adopt, amend, or repeal the by-laws of the Corporation subject to any approval which may be required under any series of Preferred Stock.

            EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General

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Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

            NINTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, subject to any approval which may be required under any series of Preferred Stock, and all rights conferred upon stockholders herein are granted subject to this reservation.

            IN WITNESS WHEREOF, I have hereunto set my hand this 15th day of April, 1999 and I affirm that the foregoing certificate is my act and deed and that the facts stated therein are true.

                                                /s/ Albrika R. Stokes
                                                -------------------------------
                                                Albrika R. Stokes, Incorporator

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